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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                           The Town and Country Trust
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                                (Name of Issuer)

              Common Shares of Beneficial Interest, $.01 par value
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                         (Title of Class of Securities)

                                   892081 10 0
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                                 (CUSIP Number)

                                October 10, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. .......................................
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      1.   Names of Reporting Persons.  I.R.S. Identification Nos. of above persons (entities only).
           The Lerner Foundation, an Ohio nonprofit corporation.
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      2.   Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)   .............................................................

           (b)   .....X.......................................................

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      3.   SEC Use Only ......................................................
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      4.   Citizenship or Place of Organization ..............................
           Ohio

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Number of        5.  Sole Voting Power  1,000,000..............................
Shares           --------------------------------------------------------------
Beneficially     6.  Shared Voting Power
Owned by             ..........................................................
Each Reporting   --------------------------------------------------------------
Person With      7.  Sole Dispositive Power
                     1,000,000.................................................
                 --------------------------------------------------------------
                 8.  Shared Dispositive Power
                     ..........................................................
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      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,000,000...........................................................
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      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
           Instructions).......................................................
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      11.  Percent of Class Represented by Amount in Row (9) 6.2%
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      12.  Type of Reporting Person (See Instructions)
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OO............................................................................

................................................................................

................................................................................

................................................................................

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Item 1.
          (a)  Name of Issuer:  The Town and Country Trust
          (b) Address of Issuer's Principal Executive Offices: Suite 1700, 100 South Charles Street, Baltimore, Maryland 21201

Item 2.
          (a) Name of Person Filing: The Lerner Foundation, an Ohio nonprofit corporation
          (b)  Address of Principal Business Office or, if none, Residence:
               James H. Berick
               Squire, Sanders & Dempsey L.L.P.
               4900 Key Tower
               127 Public Square
               Cleveland, Ohio 44115
          (c)  Citizenship:  Ohio
          (d)  Title of Class of Securities:
               Common Shares of Beneficial Interest, $.01 par value
          (e)  CUSIP Number:  89208 10 0


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Item 3.      If this statement is filed pursuant to ss.ss.240.13d-1(b) or
             240.13d-2(b) or (c), check whether the person filing is a:
             Not Applicable
Item 4.      Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
             (a)   Amount beneficially owned: 1,000,000.
             (b)   Percent of class: 6.2%
             (c)   Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote: 1,000,000 shares.
                   (ii)    Shared power to vote or to direct the vote: 0 shares.
                   (iii) Sole power to dispose or to direct the disposition of: 1,000,000.
                   (iv) Shared power to dispose or to direct the disposition of: 0 shares.
Item 5.      Ownership of Five Percent or Less of a Class.  Not Applicable
Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
             Not Applicable
Item 8.      Identification and Classification of Members of the Group.
             Not Applicable
Item 9.      Notice of Dissolution of Group.  Not Applicable


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Item 10.     Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        October 11, 2002
                                        --------------------------------
                                        Date

                                        /s/ Alfred Lerner
                                        --------------------------------
                                        Signature

                                        Alfred Lerner, Trustee and President
                                        ------------------------------------
                                        Name/Title